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                                                                     EXHIBIT 5.1

December 13, 1999

Laserscope
3052 Orchard Drive
San Jose, CA  95134-2011

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 14, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,300,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1994 Stock Option Plan, the 1999 Employee Stock Purchase Plan, the 1999 Directors' Stock Option Plan and the 1999 Retention Stock Option Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the respective Plan and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.


                                        Sincerely,


                                        VENTURE LAW GROUP
                                        A Professional Corporation


EJB